Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP IN PRELIMINARY DISCUSSIONS WITH BPP HOLDINGS
Phoenix, Arizona, April 29, 2009 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or “the Company”) confirmed today that its 80.1% owned subsidiary, Apollo Global, Inc., has approached the Board of BPP Holdings plc (“BPP”), a European provider of professional education and training, to discuss the potential acquisition of all of the outstanding shares of BPP at 620 pence per share in cash. No offer has been made and further discussions are subject to Apollo Global’s completion of a satisfactory due diligence investigation. There is no certainty that an offer will be made or that, if an offer is made, a transaction will be consummated.
This announcement is being made by Apollo Group because BPP requires disclosure of certain information about the potential transaction. Apollo undertakes no obligation to update this information. A further announcement will be made if and when Apollo Group deems it appropriate or as may be required by law.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of February 28, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About Apollo Global, Inc.
Apollo Global, Inc., a $1 billion joint venture formed in 2007, is 80.1% owned by Apollo Group, Inc. and 19.9% owned by private equity firm, The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Marla Sheiner ~ (602) 557-1711 ~ marla.sheiner@apollogrp.edu

United Kingdom Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the United Kingdom Takeover Code (the “Code”), if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of BPP, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3:30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the proposed offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BPP, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of BPP by Apollo Group or BPP, or by any of their respective “associates”, must be disclosed by no later than 12:00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

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